Exhibit 99.1

Contact: Mark Boehmer
VP & Treasurer
336.861.3603

SEALY RESPONDS TO PETROCHEMICAL SHORTAGE AFTER GULF COAST HURRICANES

ARCHDALE, NC, October 5 2005 – Sealy, Inc., the world’s leading mattress producer, announced today that it anticipates the shortage of TDI, the petrochemical used in the production of polyurethane foam, will result in a temporary disruption of its manufacturing production schedules.

The recent Gulf Coast hurricanes in late August and September of 2005 caused extensive damage to petrochemical processing facilities that supply an essential raw material called TDI, used to manufacture polyurethane foam, a material used in the majority of Sealy’s bedding products.  As a result, there is a temporary foam shortage that will affect North American manufacturers in the mattress, furniture, and automobile seating industries.

To respond to the situation, Sealy is

•                  Working in close partnership with suppliers, customers and its entire manufacturing system to minimize the disruption to our business;

•                  Leveraging global business relationships to source foam product from its partners; and

•                  Refocusing its U.S. and Canadian operations to most effectively produce orders for customers.

Sealy intends to produce and ship all Sealy Posturepedic, Stearns & Foster, TrueForm and Reflexion brand orders on a normal order cycle.  However, spot foam supply shortages in specific plants may disrupt daily or weekly production schedules for the near future.

“Sealy’s ability to respond to market conditions and challenges is a true source of strength for our company, particularly in the areas of operational excellence and sourcing.  Our value to our customers is our ability to adjust our production schedules and direct product orders to meet demand,” said David McIlquham, Sealy’s president and chief executive officer.

“The industry allocation of foam over the next several weeks will affect our just-in-time manufacturing output in the U.S. and Canada.  We’re working in close partnership with our suppliers, customers and entire manufacturing system to minimize the disruption to our business,” said Mike Hofmann, senior vice president of operations.

While the full duration and extent of the TDI shortage remains unknown, the Company’s management believes that the steps being taken in response to the situation will minimize the impact of this disruption on Sealy’s customers and its business. At this time, however, the Company is unable to quantify any potential adverse impact this disruption may have on its operations.

Sealy, Inc.

Sealy is the largest bedding manufacturer in the world, and is the leading bedding company in Canada.  Including its subsidiaries, Sealy has 30 manufacturing plants in the United States, Canada, France, Italy, Brazil, Argentina and Mexico.  There are a total of 12 international licensees operating in Spain, Portugal, Australia, Israel, Jamaica, Dominican Republic, Saudi Arabia, Japan, New Zealand, Thailand, South Africa, the Bahamas and the United Kingdom.  In addition to its licensees, Sealy has a joint venture in Southeast Asia and Korea.

Sealy produces and sells a full range of mattresses under the Sealy, Sealy Posturepedic®, Stearns & Foster and Bassett brand names.  Sealy-branded licensed products include: crib mattresses, sheets, pillows, mattress pads and comforters, office chairs, futons and sleep sofas.  For more information on Sealy, Inc. visit www.sealy.com.

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